Exhibit 99.1

ATSG Names Mike Berger as President

WILMINGTON, OH — October 2, 2023 — Air Transport Services Group, Inc. (NASDAQ:ATSG), the global leader in medium wide-body freighter aircraft leasing, air operations, and support services, today announced that its Board of Directors has elected Mike Berger, 62, currently Chief Strategy Officer, as President of ATSG, effective October 1, 2023.

In his new role, Berger will continue to lead ATSG’s transformational growth as the market leader in freighter leasing and air operations. He will be responsible for aligning the business operations with the company’s long-term strategic plans. He will continue to report to Rich Corrado, who remains the Chief Executive Officer and a Director of ATSG.

Joe Hete, current Chairman of the Board, and former CEO, noted, “This is a key step in the expansion of Berger’s responsibilities, to assume responsibility for the operating companies, as well as the commercial business. Corrado, as chief executive officer, will focus primarily on ATSG’s strategic planning and management team development for the future.”

Berger joined the company in 2018 as chief commercial officer and president of the company’s Airborne Global Solutions subsidiary. He was promoted to chief strategy officer in 2022. Prior to joining ATSG, he held senior leadership positions at major air express companies including DHL, TNT in Europe, and with Dicom Transportation Group of Canada. He started his career with Airborne Express. He has a bachelor’s degree in business management from Temple University.

“Mike is a visionary business leader with a proven record of success,” said Corrado. “His keen understanding of the global air freight industry and his ability to forge strong relationships with key customers have been, and will continue to be, decisive factors in ATSG’s emergence as the world’s premiere freighter lessor.”

“I am honored and humbled to move into this new role,” said Berger. “I look forward to continuing to realize ATSG’s successful strategy of delivering its unique portfolio of flexible, innovative air transportation solutions to air carriers, e-commerce leaders, and government agencies in order to maximize shareholder value and drive long-term sustainable growth.”

About ATSG

ATSG is a leading provider of aircraft leasing and cargo and passenger air transportation and related services to domestic and foreign air carriers and other companies that outsource their cargo and passenger airlift requirements. ATSG, through its leasing and airline subsidiaries, is the world’s largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG’s subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Caption: Air Transport Services Group has promoted Mike Berger to President.

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Contact:

Joe Payne

Chief Legal Officer & Secretary, ATSG, Inc.

937-366-2686